Exhibit 99.1
FOR IMMEDIATE RELEASE
June 5, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES ANNOUNCES AMENDMENT TO CASH TENDER
OFFER FOR TRUST PREFERRED SECURITIES
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced an amendment to its previously announced cash tender offer (the “Tender Offer”) for Huntington Capital I Floating Rate Capital Securities, Huntington Capital II Floating Rate Capital Securities, Series B and Huntington Capital III 6.65% Trust Preferred Securities (collectively, the “Securities”). Huntington is extending the Early Tender Premium deadline from 5:00 p.m., New York City time on June 4, 2009 (the “Early Tender Date”) to 11:59 p.m., New York City time, on June 18, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Date”). All other terms of the Tender Offer remain unchanged. Accordingly, withdrawal rights of tendering holders of the Securities have expired.
Holders of Securities that validly tendered their Securities on or before the Early Tender Date and whose Securities are accepted for purchase will receive the previously announced Total Consideration. As a result of the extension of the Early Tender Premium deadline, holders of Securities that are validly tendered prior to the Expiration Date and accepted for purchase will also receive the previously announced Total Consideration. The Tender Offer is not subject to any minimum amount of tenders. Securities that have been validly tendered but not accepted for purchase will be promptly returned to the tendering holder after the Expiration Date.
The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated May 21, 2009 and the related Letter of Transmittal which were sent to registered holders of the Securities. Except for the amendment to extend the Early Tender Premium deadline, all other terms and conditions of the Tender Offer remain unchanged. All capitalized terms used but not defined in this press release shall have the meanings ascribed to them in the Offer to Purchase. Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully.
Consummation of the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Offer to Purchase. Huntington may amend, extend or terminate the Tender Offer at any time.
“Overall, we have been pleased with the response to this tender offer and wanted to extend the early tender deadline to make certain that those that have expressed an interest have the opportunity to participate,” said Stephen D. Steinour, chairman, president, and CEO. “This tender offer is part of our overall plan to raise our capital levels. It complements our common equity offering which was priced June 3 and is anticipated for successful completion next week.”

Other Information
Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-902-5183 (collect). Requests for copies of the Offer to Purchase or related letter of transmittal may be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll free) or (212) 430-3774 (collect for banks and brokers).
This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and there shall be no purchase of securities of the company in any state or jurisdiction in which such an offer, solicitation or purchase would be unlawful. The Tender Offer is being made only pursuant to the Offer to Purchase dated May 21, 2009, and the related letter of transmittal.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; (7) extended disruption of vital infrastructure; and (8) the pricing and total shares sold under the common stock offering and the relative success of the Tender Offer. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
###